EXHIBIT 99.1

NEWS BULLETIN                                       RE: NOBLE ROMAN'S, INC.
                                                    1 Virginia Avenue, Suite 300
                                                         Indianapolis, IN  46204

FOR ADDITIONAL INFORMATION, CONTACT:
Investor Relations:  Paul Mobley, Chairman & CEO  317/634-3377
Press Information:  A. Scott Mobley, President 317/637-3377

       Court Grants Noble Roman's Summary Judgment Motions in Heyser Case

(Indianapolis, Indiana) - December 29, 2010 -- Noble Roman's, Inc. (OTC/BB:
NROM), the Indianapolis-based franchisor of Noble Roman's Pizza and Tuscano's Italian Style Subs, today reported that, in an Order dated December 23, 2010 the Superior Court in Hamilton County, Indiana granted summary judgment in favor of the company against all of the Plaintiffs in a long-running lawsuit. As a result, the Plaintiffs' allegations of fraud against the company and certain of its officers were determined to be without merit. The company's counterclaims against the plaintiffs for breach of contract continue to be pending.

As previously reported by the company, it and certain officers and institutional lenders were named Defendants in a lawsuit styled Kari Heyser, Fred Eric Heyser and Meck Enterprises, LLC, et. al v. Noble Roman's, Inc. et. al, filed in Indiana state court in June 2008. The Plaintiffs are former franchisees of the company's traditional location venue. Originally, there were approximately ten groups of franchisee-Plaintiffs. Since the initiation of the lawsuit the Court dismissed the claims against the institutional lenders. In addition, one group of franchisee-Plaintiffs voluntarily dismissed its claims and the Court held another group of franchisee-Plaintiffs in contempt and dismissed its claims with prejudice.

The Plaintiffs alleged that the Defendants fraudulently induced them to purchase franchises for traditional locations through misrepresentations and omissions of material facts regarding the franchises. The Plaintiffs sought compensatory and punitive damages. The Plaintiffs that remained in the case following the voluntary and involuntary dismissals described above, claimed actual damages aggregating $5.1 million. In addition, some claims included punitive damages, court costs and/or prejudgment interest.

The company filed counter-claims for damages for breach of contract against all of the Plaintiffs in the approximate amount of $3.6 million plus attorneys' fees, cost of collection and punitive damages in certain instances. The company intends to prosecute the counter-claims and obtain and execute on any judgments against all Defendants.

In addition to the above claims, one group of franchisee-Plaintiffs had asserted a separate claim under the Indiana Franchise Act, as to which the Court's order denied the company's motion for summary judgment. The Court determined that there is a genuine issue of material fact underlying this claim. The company has denied liability and will continue to vigorously prosecute its defenses against this claim.

Paul Mobley, the company's Chairman, commented, "We obviously are pleased that the Court agreed with our position, however, for more than two years we have had to devote significant financial and personnel resources to defending ourselves against these meritless allegations. This development removes a distraction and enables us to intensify management's concentration on growing our non-traditional venues and grocery store products."

The statements contained in this press release concerning the company's future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company's management. The company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment, including, but not limited to, competitive factors and pricing pressures, the ultimate resolution of the pending litigation with certain former traditional franchisees, non-renewal of franchise agreements, shifts in market demand, general economic conditions and other factors including, but not limited to, changes in demand for the company's products or franchises, the success or failure of individual franchisees, the impact of competitors' actions, changes in prices or supplies of food ingredients and labor and the company's ability to comply with its debt obligations, as well as the factors discussed under "Risk Factors" in the company's annual report on Form 10-K for the year ended December 31, 2009. Since the company has no previous experience selling its recently introduced products to retail channels, there can be no assurance that grocers will stock them or that customers will buy them. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.



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